Exhibit 99.1

NEWS RELEASE

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164

For more information, contact:

Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports 2018 First Quarter
Financial Results
EAST AURORA, NY, May 9, 2018 – Astronics Corporation (NASDAQ: ATRO), a leading supplier of advanced technologies and products to the global aerospace, defense, and semiconductor industries, today reported financial results for the three months ended March 31, 2018. Results include the acquisition of Custom Control Concepts (“CCC”) on April 3, 2017 and Telefonix PDT on December 1, 2017 (collectively, the "Acquired Businesses").

	Three Months Ended
	March 31, 2018	April 1, 2017	% Change

Sales	$179,059	$152,396	17.5%
Gross profit	$37,132	$38,317	(3.1)%
Gross margin	20.7%	25.1%
SG&A	$30,500	$21,383	42.6%
SG&A percent of sales	17.0%	14.0%
Income from Operations	$6,632	$16,934	(60.8)%
Operating margin %	3.7%	11.1%
Net Income	$3,294	$11,587	(71.6)%
Net Income %	1.8%	7.6%

Peter J. Gundermann, President and Chief Executive Officer, commented, "While we had a strong quarter of sales and bookings, margins were impacted by a number of items. We had strong revenue, recording our highest quarterly sales level in more than two years. Bookings were strong as well, reinforcing our expectation for solid growth in 2018. Enhanced by our acquisitions, our Aerospace segment, in particular, set new records for quarterly revenue, bookings and backlog, all of which point to a strong near-term future for our business.”
He continued, “Margins were weak for a number of reasons, in part due to a particularly slow quarter for our Test segment, which was the result of program timing. There were also a number of acquisition-related items impacting margin, including increased amortization of intangibles and

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Astronics Corporation Reports 2018 First Quarter Financial Results
May 9, 2018

inventory step-up expenses. Other costs in the quarter included an increased loss reserve related to a revised estimate to complete one particular job and the recording of a legal reserve related to a long-term dispute we have been litigating for the last several years. Most of these expenses are expected to decrease or not recur in coming quarters.”
“All in all, we feel our first quarter was a decent start to the year. We expect our sales growth momentum to continue in the coming quarters, with revenue increasing to approximately
$200 million in the second quarter and then climbing again in the final two quarters of the year. The increased revenue, combined with a drop in acquisition-related and other unusual expenses that affected our first quarter, will drive improved operating margins considerably in the coming quarters.”
Consolidated Review
First Quarter 2018 Results
Consolidated sales were up $26.7 million from the same period last year. Aerospace segment sales of $164.6 million were up $27.8 million and Test Systems segment sales of $14.5 million were down $1.1 million. Organic revenue was $154.0 million, up 1% compared with the same prior year period. The 2018 first quarter included $25.1 million in sales from the Acquired Businesses all in the Aerospace segment.
Consolidated gross margin was 20.7% in the first quarter of 2018 compared with 25.1% in the first quarter of 2017. Consolidated gross margin was negatively impacted by several expenses that are expected to decrease or not recur through the remainder of 2018, including $1.3 million in expense related to the fair value step-up of inventory from the Acquired Businesses, which is now fully expensed. Another factor impacting gross margin in the quarter was a program charge of $2.1 million recognized due to the revision of estimated costs to complete a long-term contract assumed with the acquisition of the CCC business. Gross margin was impacted as well by the change in product mix, higher organic Engineering and Development ("E&D") costs and market pricing pressures primarily relating to cabin power.
Organic E&D costs were $24.3 million in the quarter, compared with $22.9 million in last year’s first quarter. As a percent of organic sales, organic E&D costs were 15.8% and 15.0% in the first quarters of 2018 and 2017, respectively. The Acquired Businesses incurred E&D costs of $4.6 million in the first quarter, which equates to 18.3% of acquired revenue.
Selling, general and administrative (“SG&A”) expenses were up $9.1 million to $30.5 million, or 17.0% of sales, in the first quarter of 2018 compared with $21.4 million, or 14.0% of sales, in the same period last year. Acquired Businesses contributed $7.1 million to SG&A, including $3.4 million of intangible asset amortization expense. Also contributing to higher SG&A was a $1.0 million litigation reserve recorded during the quarter for an ongoing matter. Corporate expenses increased by $1.5 million due to increased headcount, legal and accounting costs.
The effective tax rate for the quarter was 16.1%, compared with 25.2% in the first quarter of 2017. The 2018 first quarter tax rate was favorably impacted by the decrease in the Federal statutory tax rate partially offset by the elimination of the domestic production activities deduction resulting from the Tax Cuts and Jobs Act.
Net income was $3.3 million, or $0.11 per diluted share, compared with $11.6 million, or $0.38 per diluted share in the prior year.
Bookings were strong at $196.2 million, for a book-to-bill ratio of 1.10:1. The Company ended the first quarter with record backlog of $398.6 million. Approximately 89% of backlog is expected to ship in 2018.

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Astronics Corporation Reports 2018 First Quarter Financial Results
May 9, 2018

Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)
Aerospace First Quarter 2018 Results
Aerospace segment sales increased by $27.8 million, or 20.3%, when compared with the prior year’s first quarter, to $164.6 million. The Acquired Businesses contributed $25.1 million in sales in the 2018 first quarter. Organic sales increased $2.7 million, or 2%.
Avionics sales were up $23.9 million, due to the addition of the Acquired Businesses, which contributed $22.5 million, coupled with an organic increase in antenna sales. System Certification sales increased by $2.6 million on higher project activity. Sales of other products were up $2.4 million, due primarily to the Acquired Businesses. These increases were offset by a decrease in Lighting & Safety sales of $1.0 million.
Aerospace operating profit for the first quarter of 2018 was $13.1 million, or 8.0% of sales, compared with $19.8 million, or 14.4% of sales, in the same period last year. Organic Aerospace E&D costs were $21.3 million compared with $20.3 million in the same period last year. The Acquired Businesses incurred E&D costs of $4.6 million during the quarter.
Aerospace operating profit was negatively impacted by several expenses that are expected to decrease or not recur through the remainder of 2018. As is typical during the first few quarters following an acquisition, non-cash costs were higher than what is expected over the long-term, as short-lived intangible assets are amortized and the fair value step-up costs relating to the acquired inventory is expensed. Intangible asset amortization expense for the Acquired Businesses was $3.4 million in the first quarter and fair value inventory step-up expense was $1.3 million. The inventory step-up was fully expensed in the quarter and intangible asset amortization expense related to the Acquired Businesses is expected to decline to $2.2 million in the second quarter and settle at a run rate of $1.6 million beginning in the third quarter of this year.
Another factor impacting operating profit in the quarter was the program charge of $2.1 million and the $1.0 million litigation reserve, as discussed above. Operating margin was also negatively impacted by change in product mix, coupled with market pricing pressures primarily relating to cabin power.
Aerospace orders in the first quarter of 2018 were up 47% to $180.9 million compared with the prior year period, and up 1% compared with the trailing fourth quarter of 2017. The book-to-bill ratio was 1.10:1 for the quarter. Backlog was $306.0 million at the end of the first quarter of 2018, up from $298.6 million at December 31, 2017.
Mr. Gundermann commented, “Our Aerospace segment had a solid start to the year, with record sales, bookings, and quarter-end backlog. We expect revenue in coming quarters to increase even higher, especially in the second half of the year. We also expect margin improvement, driven by the leverage gained from higher sales as well as the expected reduction of the one-time expenses of the first quarter, including acquisition-related inventory step-up and amortization expenses, the program charge and the litigation reserve.”
He continued: “Importantly, we are making progress with our three operations facing temporary challenges: AeroSat, CCC, and Armstrong. In the fourth quarter of 2017, these three collectively produced an operating loss of $27.3 million, including the goodwill impairment at Armstrong of $16.2 million. In the 2018 first quarter, their combined loss was reduced to $8.9 million, which included the $2.1 million loss associated with the CCC program charge. We are expecting the loss to be reduced by about half in the second quarter. Collectively, these three operations are making substantial progress.”
“This improvement, combined with expected revenue growth, will drive substantial margin improvement for the Company.”

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Astronics Corporation Reports 2018 First Quarter Financial Results
May 9, 2018

Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)
Test Systems First Quarter 2018 Results
Sales in the first quarter of 2018 decreased approximately $1.1 million to $14.5 million compared with the same period in 2017, a decrease of 7.1%. A $2.4 million increase in sales to the Semiconductor market was offset by a $3.5 million decrease in sales to the Aerospace & Defense market when compared with the prior-year period.
The operating loss was $1.9 million compared with $0.3 million in operating profit, or 2.0% of sales, in last year’s first quarter. The lower margin was driven by an unfavorable sales mix compared with the same period last year. E&D costs were $3.0 million, up from $2.5 million in the first quarter of 2017.
Orders for the Test Systems segment in the quarter were $15.3 million, for a book-to-bill ratio of 1.06:1 for the quarter. Backlog was $92.6 million at the end of the first quarter of 2018, down from $95.1 million at the end of 2017.
Mr. Gundermann said, “Our Test segment had a difficult first quarter due primarily to customer timing. However, our backlog of firm, scheduled deliveries is strong and we feel we are on track to achieve our expectations for the year. In fact, we expect revenue to more than double in the second quarter and remain strong through the second half of the year.”

2018 Outlook
Consolidated sales in 2018 are forecasted to be in the range of $765 million to $815 million, with $650 million to $680 million expected from the Aerospace segment and $115 million to $135 million from the Test segment.
Consolidated backlog at March 31, 2018 was $398.6 million, up from $393.7 million. Approximately $356.1 million of backlog is expected to ship in 2018.
The effective tax rate for 2018 is expected to be in the range of 18% to 21%.
Expectations for capital equipment spending in 2018 are unchanged from a range of $24 million to $28 million.
E&D costs for 2018 continue to be expected in the range of $110 million to $115 million.
Mr. Gundermann commented, "We expect the year to strengthen progressively. Our second quarter should see revenue of approximately $200 million, with operating profits more than double those of the first quarter. The second half of the year will see quarterly revenue climb even higher and we expect to reestablish operating margins in the mid-teens by year-end.”
“The first quarter was not all that we hoped for, but demand remains strong, and we feel we are on track for the year we expected.”

First Quarter 2018 Webcast and Conference Call

The Company will host a teleconference today at 11:00 a.m. ET. During the teleconference, management will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed by calling (201) 493-6784. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial (412) 317-6671 and enter replay pin number 13679520. The telephonic replay will be available from 2:00 p.m. on

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Astronics Corporation Reports 2018 First Quarter Financial Results
May 9, 2018

the day of the call through Wednesday, May 16, 2018. A transcript will also be posted to the Company’s Web site once available.
About Astronics Corporation
Astronics Corporation (NASDAQ: ATRO) is a leading supplier of advanced technologies and products to the global aerospace, defense and semiconductor industries.  Astronics’ products and services include advanced, high-performance electrical power generation and distribution systems, seat motion solutions, lighting and safety systems, avionics products, aircraft structures, systems certification and automated test systems.  Astronics’ strategy is to increase its value by developing technologies and capabilities, either internally or through acquisition, and using those capabilities to provide innovative solutions to its targeted markets and other markets where its technology can be beneficial.  Through its wholly owned subsidiaries, Astronics has a reputation for high-quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices.  The Company routinely posts news and other important information on its website at www.astronics.com.
For more information on Astronics and its products, visit its Web site at www.astronics.com.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the state of the aerospace, defense, consumer electronics and semiconductor industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW

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Astronics Corporation Reports 2018 First Quarter Financial Results
May 9, 2018

ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
(Unaudited, $ in thousands except per share data)

	Three Months Ended
	3/31/2018	4/1/2017
Sales	$179,059	$152,396
Cost of products sold	141,927	114,079
Gross profit	37,132	38,317
Gross margin	20.7%	25.1%

Selling, general and administrative	30,500	21,383
SG&A % of sales	17.0%	14.0%
Income from operations	6,632	16,934
Operating margin	3.7%	11.1%

Other expense, net of other income	375	310
Interest expense, net	2,331	1,133
Income before tax	3,926	15,491
Income tax expense	632	3,904
Net income	$3,294	$11,587
Net income % of sales	1.8%	7.6%

*Basic earnings per share:	$0.12	$0.40
*Diluted earnings per share:	$0.11	$0.38

*Weighted average diluted shares outstanding (in thousands)	28,708	30,182

Capital expenditures	$4,346	$2,767
Depreciation and amortization	$9,841	$6,298

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Astronics Corporation Reports 2018 First Quarter Financial Results
May 9, 2018

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
($ in thousands)
	(unaudited)
	3/31/2018	12/31/2017
ASSETS
Cash and cash equivalents	$16,387	$17,914
Accounts receivable and uncompleted contracts	157,650	132,633
Inventories	159,961	150,196
Other current assets	15,895	14,586
Property, plant and equipment, net	124,762	125,830
Other long-term assets	19,693	15,659
Intangible assets, net	147,592	153,493
Goodwill	125,630	125,645
Total assets	$767,570	$735,956

LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long term debt	$2,478	$2,689
Accounts payable and accrued expenses	97,897	80,595
Customer advances and deferred revenue	22,164	19,607
Long-term debt	273,627	269,078
Other liabilities	33,376	34,060
Shareholders' equity	338,028	329,927
Total liabilities and shareholders' equity	$767,570	$735,956

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Astronics Corporation Reports 2018 First Quarter Financial Results
May 9, 2018

ASTRONICS CORPORATION
CONSOLIDATED CASH FLOWS DATA
(Unaudited, $ in thousands)

	Three Months Ended
	March 31, 2018	April 1, 2017
Cash Flows From Operating Activities:
Net Income	$3,294	$11,587
Adjustments to Reconcile Net Income to Cash Provided By Operating Activities:
Depreciation and Amortization	9,841	6,298
Provisions for Non-Cash Losses on Inventory and Receivables	564	535
Stock Compensation Expense	931	656
Deferred Tax Benefit	(1,128)	(516)
Gain on Asset Disposal	37	—
Other	(467)	(291)
Cash Flows from Changes in Operating Assets and Liabilities:
Accounts Receivable	(20,868)	(3,268)
Inventories	(18,204)	(5,957)
Accounts Payable	19,418	4,397
Accrued Expenses	(3,194)	(8,477)
Other Current Assets and Liabilities	(3,474)	(942)
Customer Advanced Payments and Deferred Revenue	10,482	(2,072)
Income Taxes	1,303	4,038
Supplemental Retirement and Other Liabilities	448	382
Cash (Used For) Provided By Operating Activities	(1,054)	6,370
Cash Flows From Investing Activities:
Capital Expenditures	(4,346)	(2,767)
Cash Used For Investing Activities	(4,346)	(2,767)
Cash Flows From Financing Activities:
Proceeds from Long-term Debt	15,000	—
Payments for Long-term Debt	(10,705)	(6,657)
Purchase of Outstanding Shares for Treasury	—	(4,413)
Debt Acquisition Costs	(516)	—
Proceeds from Exercise of Stock Options	160	295
Cash Provided By (Used For) Financing Activities	3,939	(10,775)
Effect of Exchange Rates on Cash	(66)	34
Decrease in Cash and Cash Equivalents	(1,527)	(7,138)
Cash and Cash Equivalents at Beginning of Period	17,914	17,901
Cash and Cash Equivalents at End of Period	$16,387	$10,763

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Astronics Corporation Reports 2018 First Quarter Financial Results
May 9, 2018

ASTRONICS CORPORATION
Segment Data
(Unaudited, $ in thousands)

	Three Months Ended
	3/31/2018	4/1/2017
Sales
Aerospace	$164,600	$136,827
Test Systems	14,459	15,569
Total consolidated sales	179,059	152,396

Operating profit and margins
Aerospace	13,115	19,754
	8.0%	14.4%
Test Systems	(1,929)	318
	(13.3)%	2.0%
Total operating profit	11,186	20,072

Interest expense	2,331	1,133
Corporate expenses and other	4,929	3,448
Income before taxes	$3,926	$15,491

ASTRONICS CORPORATION
SALES BY MARKET
(Unaudited, $ in thousands)

	Three Months Ended
	3/31/2018	4/1/2017	% change	2018 YTD
Aerospace Segment
Commercial Transport	$133,050	$109,723	21.3%	74.4%
Military	14,015	15,146	-7.5%	7.8%
Business Jet	10,664	7,536	41.5%	6.0%
Other	6,871	4,422	55.4%	3.8%
Aerospace Total	164,600	136,827	20.3%	92.0%

Test Systems Segment
Semiconductor	7,060	4,631	52.5%	3.9%
Aerospace & Defense	7,399	10,938	-32.4%	4.1%
Test Systems Total	14,459	15,569	-7.1%	8.0%

Total	$179,059	$152,396	17.5%

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Astronics Corporation Reports 2018 First Quarter Financial Results
May 9, 2018

ASTRONICS CORPORATION
SALES BY PRODUCT LINE
(Unaudited, $ in thousands)

	Three Months Ended
	3/31/2018	4/1/2017	% change	2018 YTD

Aerospace Segment
Electrical Power & Motion	$72,678	$72,444	0.3%	40.7%
Lighting & Safety	41,642	42,670	-2.4%	23.3%
Avionics	33,023	9,136	261.5%	18.4%
Systems Certification	4,783	2,159	121.5%	2.7%
Structures	5,603	5,996	-6.6%	3.1%
Other	6,871	4,422	55.4%	3.8%
Aerospace Total	164,600	136,827	20.3%	92.0%

Test Systems	14,459	15,569	-7.1%	8.0%

Total	$179,059	$152,396	17.5%

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Astronics Corporation Reports 2018 First Quarter Financial Results
May 9, 2018

ASTRONICS CORPORATION ORDER AND BACKLOG TREND (Unaudited, $ in thousands)
	Q2 2017	Q3 2017	Q4 2017	Q1 2018	Trailing Twelve Months
	07/01/2017	9/30/2017	12/31/2017	3/31/2018	3/31/2018
Sales
Aerospace	$129,547	$128,663	$139,566	$164,600	$562,376
Test Systems	21,567	20,973	31,752	14,459	88,751
Total Sales	$151,114	$149,636	$171,318	$179,059	$651,127

Bookings
Aerospace	$134,822	$146,178	$179,340	$180,883	$641,223
Test Systems	23,944	40,161	57,719	15,280	$137,104
Total Bookings	$158,766	$186,339	$237,059	$196,163	$778,327

Backlog*
Aerospace	$215,647	$233,162	$298,604	$305,977
Test Systems	49,931	69,119	95,086	92,635
Total Backlog	$265,578	$302,281	$393,690	$398,612	N/A

Book:Bill Ratio
Aerospace	1.04	1.14	1.28	1.10	1.14
Test Systems	1.11	1.91	1.82	1.06	1.54
Total Book:Bill	1.05	1.25	1.38	1.10	1.20

* During the second and fourth quarters of 2017, acquisitions added backlog of approximately $5.2 million and $25.7 million, respectively, for the Aerospace segment. In the first quarter of 2018, the implementation of new required revenue recognition accounting rules resulted in a reduction to backlog of $8.9 million and $3.3 million for the Aerospace and Test Systems segments, respectively.

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